Exhibit (h)(31)

NINTH AMENDMENT to

ADMINISTRATION AGREEMENT

NINTH AMENDMENT, effective as of June 29, 2016, by and among The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Administration Agreement referred to below.

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement; and

WHEREAS, State Street agreed to amend the Administration Agreement in order that the services to be provided to the Fund on behalf of its portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund, notwithstanding that as amended, the Administration Agreement is not identical to the form of administration agreement customarily entered into by State Street as administrator.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

APPENDIX A

Portfolios of The Glenmede Fund, Inc.

Core Fixed Income Portfolio

International Portfolio

Large Cap Core Portfolio

Large Cap Growth Portfolio

Large Cap Value Portfolio

Long/Short Portfolio

Small Cap Equity Portfolio

Strategic Equity Portfolio

Total Market Portfolio

U.S. Emerging Growth Portfolio

Secured Options Portfolio

International Secured Options Portfolio

Mid Cap Equity Portfolio

Women in Leadership U.S. Equity Portfolio

High Yield Municipal Portfolio

Responsible ESG U.S. Equity Portfolio

Short Term Tax Aware Fixed Income Portfolio

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